SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 15

       Certification and Notice of Termination of Registration under
     Section 12(g)of the Securities Exchange Act of 1934 or Suspension
                of Duty to File Reports Under Section 13 and
                15(d) of the Securities Exchange Act of 1934.

                       Commission File No. 333-24029

                           CHIEF AUTO PARTS INC.
          (Exact name of registrant as specified in its charter)

                       One Lincoln Centre, Suite 200
                             5400 LBJ Freeway
                         Dallas, Texas 75240-6223
                              (972) 341-2000
           (Address, including Zip Code, and telephone number,
     including area code, of registrant's principal executive offices)

                      10 1/2 % SENIOR NOTES DUE 2005
         (Title of each class of securities covered by this Form)

                                  (None)
          (Titles of all other classes of securities for which a
        duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [ ]      Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12g-4(a)(2)(ii)  [ ]      Rule 15d-6            [ ]
     Rule 12h-3(b)(1)(i)   [X]

     Approximate number of holders of record as of the certification or notice date: 1

    Pursuant to the requirements of the Securities Exchange Act of 1934 Chief Auto Parts Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 7, 1998          CHIEF AUTO PARTS INC.


                              By: /s/ HARRY L. GOLDSMITH
                                 ------------------------
                                   Harry L. Goldsmith
                                   Senior Vice President